Exhibit 5.1

Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71, Road Town Tortola VG1110, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

03 December 2021

george.weston@harneys.com

+1 284 852 4333

056217.0001-GYW/JKK

Energy Cloud I Acquisition Corporation

Intershore Chambers

Road Town Tortola

British Virgin Islands

VG1110

Dear Energy Cloud I Acquisition Corporation

Energy Cloud I Acquisition Corporation, Company No 2071142 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the Company and the Transaction Documents (as defined in Schedule 1) being entered into by the Company. Capitalised terms defined in the Transaction Documents shall have the same meanings when used in this opinion, unless otherwise indicated.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

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2	Capacity and Power.

2.1	The execution and delivery of the Transaction Documents by the Company and the performance of its obligations thereunder will be within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

2.2	The Company has the requisite corporate power and capacity to carry on its business as currently conducted and to own, lease and operate its property and assets as described in the Registration Statement.

3	Shares and Warrants.

3.1	The public offering (the Offering) of:

(a)	7,500,000 units (the Units), with each Unit consisting of one of the Company’s ordinary shares, with no par value (the Ordinary Shares); one half of one right, each whole right entitling the holder to receive one-tenth (1/10) of one Ordinary Share (the Rights); and one redeemable warrant, each warrant entitling the holder to purchase one Ordinary Share (the Warrants);

(b)	up to 1,125,000 Units for which the underwriters have been granted an over-allotment option (the Over-Allotment Option);

(c)	all Ordinary Shares, Rights and Warrants issued as part of the Units and the Over-Allotment Option; and

(d)	all Ordinary Shares issuable upon exercise of the Warrants and/or the Rights included in the Units and the Over-Allotment Option; and

the issue of 75,000 Ordinary Shares (up to 86,250 Ordinary Shares if the Over-Allotment Option is exercised in full) to EF Hutton, division of Benchmark Investments, LLC (the Representative) upon consummation of the Offering (the Representative Shares) have been duly authorised and approved by all necessary corporate action of the Company and, if and when paid for and on the terms and subject to the conditions contained in the Transaction Documents, will be validly issued, fully paid and non- assessable (“non-assessable” here meaning no further sums would be required to be paid by the holders).

3.2	Once executed, the Transaction Documents, the Offering and the obligations of the Company thereunder will be treated by the courts of the British Virgin Islands as the legally binding and valid obligations of the Company, enforceable in accordance with their terms.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your British Virgin Island counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion may not be used or relied upon for any other purpose.

Yours faithfully

/s/ Harney Westwood & Riegels LP

Harney Westwood & Riegels LP

SCHEDULE 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 3 December 2021;

2	the records and information certified by Intershore Consult (BVI) Ltd, the registered agent of the Company, on 3 December 2021 of the statutory documents and records maintained by the Company at its registered office (the Certificate of Incumbency);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 3 December 2021;

4	the records of proceedings on file with, and available for inspection on 3 December 2021 at the High Court of Justice, British Virgin Islands in respect of the Company;

5	a copy of the resolutions of the directors of the Company held on 3 December 2021 approving the Company’s entry into, and authorising the execution and delivery by, the Company of the Transaction Documents (the Resolutions);

(1 - 7 above are the Corporate Documents), and

6	copies of the draft Transaction Documents consisting of the following;

(a)	a Registration Statement on Form S-1 (the Registration Statement);

(b)	an underwriting agreement between the Company, and the Representative, as underwriter;

(the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1	Validity under Foreign Laws. That:

(a)	each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents as applicable;

(b)	the Transaction Documents and the Units, Rights and Warrants (which are governed by the laws of the state of New York) will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of the state of New York by which law it is expressed to be governed;

(c)	all formalities required under the laws of the state of New York and any other applicable laws (other than the laws of the British Virgin Islands) have been complied with; and

(d)	no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. The Company will duly execute and deliver each Transaction Document in the form of the drafts provided to us for review.

3	Choice of Laws. The choice of the laws of the state of New York selected to govern the Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the British Virgin Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

4	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor.

6	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they fall due, and entering into the Transaction Documents will not cause the Company to become unable to pay its debts as they fall due.

7	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Certificate of Incumbency was accurate as at the date of the passing of the Resolutions.

9	Resolutions. The Resolutions remain in full force and effect, and the Resolutions are an accurate record of the relevant meetings and are factually accurate as to notice and quorum.

10	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

SCHEDULE 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors.

(b)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act 1961 relating to the limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off, estoppel or counterclaim.

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts.

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such provisions to be penal.

(g)	Currency. A British Virgin Islands court retains a discretion to denominate any judgment in US dollars.

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process.

(i)	Award of costs. In principle the courts of the British Virgin Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the High Court will be applied in practice.

(j)	Inappropriate Forum. The courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine such proceedings may be tried in a more appropriate forum.

(k)	Financial Services Business. An agreement made by a person in the course of carrying on unlicensed financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act 2001.

2	Public Records. Records reviewed by us may not be complete for various reasons. In particular, you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the memorandum and articles of association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

3	Severability. The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Transaction Documents that:

(a)	the election of a particular remedy does not preclude recourse to one or more others, or

(b)	delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy,

may not be enforceable.

5	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

6	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

7	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

8	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

9	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.